UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

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On April 18, 2013, CommonWealth REIT issued the following press release.

* * * * *

FOR IMMEDIATE DISTRIBUTION

CommonWealth REIT Urges Shareholders to Take No Action on
Corvex/Related’s Purported Consent Solicitation

Newton, MA (April 18, 2013): Commonwealth REIT (NYSE: CWH) today mailed a letter to all CWH shareholders urging them to take no action on the purported consent solicitation by Corvex Fund Management LP (“Corvex”) and Related Fund Management, LLC (“Related,” and together with Corvex, “Corvex/Related”).  The full text of the letter is as follows:

April 18, 2013

Dear Fellow Shareholder:

We understand you may soon receive materials from Corvex Management LP and Related Management, LLC (collectively, “Corvex/Related”) purportedly seeking your written consent to remove without cause all of the duly elected members of your Board of Trustees. We urge you to not take any action at this time.

Consider the following important facts:

NO ACTION IS NECESSARY--OR EVEN POSSIBLE--AT THIS TIME

•                  A Record Date (which determines who is eligible to provide written consent) has not yet been set.  Instead, Corvex/Related are mailing their materials to holders as of a “False Record Date.”  In fact, no shareholders are currently entitled to act by written consent.

•                  Your Board of Trustees believes that Corvex/Related are not entitled to seek consents from you at this time.  No court or arbitration panel has ruled that Corvex/Related are eligible to seek your consent to any action.

DO NOT BE MISLED BY CORVEX/RELATED;

NO RECORD DATE HAS BEEN SET AND THERE IS NO VALID CONSENT SOLICITATION AT

THIS TIME

Should a court and/or an arbitration panel determine that Corvex/Related may validly proceed with a consent solicitation, a Record Date will be duly set, which will determine those holders eligible to submit, withhold, or revoke consents.  You will have ample time to review your Company’s informational materials, and those of Corvex/Related, and make a considered decision.

WE BELIEVE CORVEX/RELATED ARE SIMPLY ATTEMPTING TO CREATE

A SENSE OF URGENCY AND PRESSURE FOR THEIR OWN BENEFIT

On March 28, 2013, Corvex/Related made a conditional offer of $24.50 per share--despite the fact that they previously estimated your Company’s net asset value at between $40.00 and $55.00 per share. Your Board, in consultation with its legal and financial advisors, carefully considered the Corvex/Related conditional offer and determined that the interests of CommonWealth and its shareholders will best be served by the Company continuing to implement its business plan to (i) concentrate investments in properties located in urban, or central business district (CBD), locations, (ii) divest non-core suburban properties and other assets and (iii) reduce debt, and not pursue a sale of CommonWealth at this time.

We believe that Corvex/Related’s attempted consent solicitation is part of an effort to seize control of your Company for their own benefit or, alternatively, to realize a quick profit by forcing a sale of CommonWealth before the full benefits of CommonWealth’s current business plan are realized.

In contrast, your Board is strongly committed to protecting and enhancing the value of your investment.  We urge you to hold off on taking any action until you have all the facts.

Thank you,

THE BOARD OF TRUSTEES OF COMMONWEALTH REIT

If you have any questions, please call
Innisfree M&A Incorporated, which is assisting us,
toll-free at 1-877-750-5836.

CWH has engaged BofA Merrill Lynch as financial advisor and to assist it in responding to the activities by Corvex/Related. Skadden Arps Slate Meagher & Flom LLP and Saul Ewing LLP are serving as legal counsel.

CommonWealth REIT is a real estate investment trust, or REIT, which primarily owns office and industrial properties located throughout the United States.  CWH is headquartered in Newton, MA.

CWH, its Trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the consent solicitation being conducted by Corvex/Related and certain of their affiliates (the “Consent Solicitation”). On April 1, 2013, the Company filed a revised preliminary consent revocation statement with the Securities and Exchange Commission (“SEC”) in response to the Consent Solicitation. The Company will furnish a definitive consent revocation statement to its shareholders, together with a BLUE consent revocation card, when they become available.

SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the revised preliminary consent revocation statement filed with the SEC and other materials to be filed with the SEC in connection with the Consent Solicitation.

Shareholders will be able to obtain, free of charge, copies of the consent revocation statement and any other documents to be filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from the firm assisting the Company in the solicitation of consent revocations, Innisfree M&A Incorporated, toll-free at 877-750-5836.

Contacts:

INVESTORS Carlynn Finn 617-796-8222 Senior Manager, Investor Relations	MEDIA Timothy A. Bonang 617-796-8222 Vice President, Investor Relations
Larry Miller /Jennifer Shotwell/Arthur Crozier 212-750-5833 Innisfree M & A Incorporated	Andrew Siegel / Jonathan Keehner 212-355-4449 Joele Frank, Wilkinson Brimmer Katcher